Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 433.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

CEO AND PRESIDENT JOHN HIGGINBOTHAM STEPS DOWN FROM INTEGRAL SYSTEMS

Paul G. Casner, Jr. named Interim CEO and President

COLUMBIA, MD, August, 6, 2009 – The Board of Directors of Integral Systems, Inc., (NASDAQ-ISYS) today announced that it has accepted the resignation of John B. Higginbotham as Chief Executive Officer, President, and as a member of the Board of Directors. The Board has unanimously voted to appoint Paul G. Casner, a director of the Company, as Chief Executive Officer and President on an interim basis. All changes are effective immediately.

“Under John’s leadership, Integral Systems has achieved significant gains in compliance and governance, made key additions to the leadership team, and revitalized the business development function. We thank John for his leadership over the past year and wish him well in his future endeavors,” said Jack Albertine, Chairman of Integral Systems’ Board of Directors.

“The Board of Directors and I have confidence in the strength of the management team driving our business and in the strength of our employees driving outstanding program execution,” said Paul Casner, interim CEO. “Integral Systems is well-positioned for future growth and we are focused on realizing the market opportunities ahead.”

Mr. Casner brings more than 40 years of defense industry experience to Integral Systems. He joined the Board of Directors in 2006. Mr. Casner is the former Chief Operating Officer of DRS Technologies, Inc., and former CEO and President of Norden Service Company. He holds a Bachelor of Science degree in Electrical Engineering from Drexel University and a Master of Science degree in Management Science from the Johns Hopkins University, where he was the member of the staff of the Applied Physics Laboratory.

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ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., applies more than 25 years experience to provide integrated technology solutions for SATCOM-interfaced networks. Customers have relied on the Integral Systems family of companies (Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information, visit www.integ.com.

Company Contact: Kathryn Herr Vice President, Marketing and Communications Integral Systems, Inc. Phone: 443.539.5118 kherr@integ.com	Media Contact: Michael Glickman Zeno Group for Integral Systems Phone: 212.299.8994 michael.glickman@zenogroup.com